JOHN HANCOCK FUNDS III

SUBADVISORY AGREEMENT

      AGREEMENT made this 9th day of September 2008, between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Robeco Investment Management, Inc., a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.  APPOINTMENT OF SUBADVISER

     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Funds III (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the portfolio specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolio”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2  SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

     a. Subject always to the supervision and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolio on a discretionary basis in accordance with the Portfolio’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Subadviser will:

     i. obtain and evaluate pertinent economic, statistical, financial and other information affecting individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

     ii. formulate and implement a continuous investment program for each Portfolio consistent with the Subadviser’s investment strategy and the specific investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;

     iii. take whatever steps Subadviser deems necessary or advisable in order to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

     iv. regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

     v. provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Portfolio for which market quotations are not readily available.

     b. The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset value and fund accounting services, shareholder relations services, fund administration services, transfer agency services, custodial services and brokerage services).

     c. The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: the Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek and execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement, as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

     d. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

     e. The Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

     f. The Subadviser shall have the authority to vote all proxies and respond to all corporate actions received in connection with securities held by the Portfolio. Subadviser shall exercise such voting rights and monitor such corporate actions in accordance with Subadviser’s written proxy voting policies and procedures, as the same may be amended from time to time. Adviser acknowledges on behalf of the Portfolio that there may be times when refraining to vote a proxy may be appropriate under such policies. In addition, Adviser acknowledges and agrees that Subadviser shall not have any responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issue of securities held in or formerly held in the Account or to advise or take any action on behalf of the Portfolio or the Trust with respect to any such actions or litigation. Subadviser will forward any important information received by it about such actions to Adviser.

     g. All portfolio transactions for the Portfolio will be consummated by payment to or delivery by the custodian or custodians of the Portfolio (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Portfolio, of all cash and/or securities due to or from the Portfolio, and the Subadviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody. The Subadviser shall advise and confirm in writing to the Custodian all investment orders for the Portfolio placed by it with brokers and dealers. The Portfolio shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Portfolio shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

3. COMPENSATION OF SUBADVISER

     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4. LIABILITY OF SUBADVISER

     Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors.

5. REGULATION

     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

6. CONFLICTS OF INTEREST

     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust

and the Articles of Incorporation of the Subadviser, respectively, or by specific provision of applicable law.

7.  DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

     If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of this Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason. Termination of this Agreement shall not affect any liability or obligations of the Portfolio for outstanding trades/securities transactions initiated prior to Subadviser’s receipt of written notice of such termination.

8.  PROVISION OF CERTAIN INFORMATION BY SUBADVISER

     The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

     a. the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

     b. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

     c. any material change in actual control or management of the Subadviser or any change in the principal portfolio manager of any Portfolio.

9. PROVISION OF CERTAIN INFORMATION BY ADVISER

     The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

     a. the termination of the Investment Advisory Agreement between Adviser and the Trust;

     b. any supplement, amendment, modification or other change to the registration statement of the Trust as effective from time to time and such other documents governing the investment of the Portfolio and such other information as is necessary for the portfolio manager to carry out its obligations under this Agreement; and

c. additions or withdrawals of cash to the Portfolio.

10. SERVICES TO OTHER CLIENTS

     The Adviser understands, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

11. CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

     As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

a.	other subadvisers to a Portfolio;
b.	other subadvisers to a Trust portfolio; and

c. other subadvisers to a portfolio under common control with the Portfolio.

     The Adviser will provide the Subadviser with a list of all such other subadvisers, and any applicable changes thereto, and Subadviser shall be entitled to rely on such list as being complete and accurate until notified in writing by Adviser to the contrary.

12. AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Board of Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

13. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

14. HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15. NOTICES

     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

16. SEVERABILITY

     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

17. GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18. LIMITATION OF LIABILITY

     The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Funds III” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

19. CONFIDENTIALITY

     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

20. COMPLIANCE

     Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Keith F. Hartstein
Name:	Keith F. Hartstein
Title:	President and Chief Executive Officer

ROBECO INVESTMENT MANAGEMENT, INC.

By:	/s/William G. Butterly, III
Name:	William G. Butterly, III
Title:	Chief Operating Officer
Senior Managing Director

By:	/s/Paul D. Heathwood
Name:	Paul D. Heathwood
Title:	Senior Managing Director

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

		Between	Between
	First	$500 million and	$1 billion and	Over
	$500 million	$1 billion	$1.5 billion	$1.5 billion
Portfolio	of Net Assets*	of Net Assets*	of Net Assets*	of Net Assets*

John Hancock Disciplined Value Fund

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)		Other Portfolio(s)

John Hancock Disciplined Value Fund	--	None

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-1